Exhibit 10.3

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of June 2007, by and between THE COMPTROLLER OF THE STATE OF NEW YORK, AS TRUSTEE OF THE COMMON RETIREMENT FUND (“Seller”), and THE LEXINGTON MASTER LIMITED PARTNERSHIP, a Delaware limited partnership (“Purchaser”).

WITNESSETH

WHEREAS, immediately prior to the effectiveness of this Agreement, Purchaser acquired all of the interests of Lexington Realty Trust (“LXP”) in Lexington Acquiport Company, LLC, a Delaware limited liability company (“LAC”);

WHEREAS, Seller and Purchaser constitute all of the members of LAC and are party to that certain Operating Agreement of LAC, dated as of July 14, 1999, between Purchaser (as successor-in-interest to LXP) and Seller, as amended by that certain First Amendment to Operating Agreement of LAC, dated as of December 5, 2001, between Purchaser (as successor-in-interest to LXP) and Seller, that certain Second Amendment to Operating Agreement of LAC, dated as of November 13, 2006, between Purchaser (as successor-in-interest to LXP) and Seller, and that certain Third Amendment to Operating Agreement of LAC, dated as of June 1, 2007 (the “LAC 3rd Amendment”), between Purchaser (as successor-in-interest to LXP) and Seller (collectively, the “LAC Operating Agreement”);

WHEREAS, subject to the terms and provisions set forth below, Seller desires to sell and Purchaser desires to acquire all of Seller’s right, title and interest in and to LAC, including without limitation, all rights and interests (economic and otherwise), duties, liabilities and obligations attendant thereto (whether under the LAC Operating Agreement or otherwise), and all future, as well as accrued and unpaid, distributions and/or other payments to which Seller is entitled in connection therewith (the “Interest”).

NOW, THEREFORE, it is hereby agreed, by and between the parties hereto, as follows:

ARTICLE FIRST

PURCHASE AND SALE

1.1          Purchase and Sale.        Subject to the terms and conditions of this Agreement, Seller hereby sells, conveys, transfers, assigns and delivers to Purchaser, without warranty or representation, express or implied, except as expressly set forth in this Agreement, and Purchaser hereby purchases from Seller, the Interest, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, other than the terms, covenants and provisions of this Agreement and the LAC Operating Agreement. Purchaser hereby assumes all obligations of Seller with respect to the Interest, including without limitation all obligations of Seller under the LAC Operating Agreement arising and accruing from and after the date hereof and agrees to be bound by all provisions of the LAC Operating Agreement as in effect from time to time.

1.2         Payment of the Purchase Price.          Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties herein, Purchaser hereby purchases the Interest from Seller for an aggregate cash purchase price of SEVENTY SEVEN MILLION THREE HUNDRED EIGHTY NINE THOUSAND SEVEN HUNDRED SEVENTY THREE Dollars and 96/100 ($77,389,773.96) (the “Purchase Price”). The Purchase Price shall be payable in cash by delivery of immediately available funds by wire transfer pursuant to the wire transfer instructions attached hereto as Exhibit A hereto, upon execution and delivery of this Agreement by Seller and Purchaser.

1.3         Distribution.        Purchaser and Seller acknowledge that it is a condition to the consummation of the transactions contemplated hereby that immediately prior to the consummation of the transactions contemplated hereby that LAC make a distribution to Seller by wire transfer in accordance with the terms of the wire instructions set forth on Exhibit A hereto in the amount of $53,703,351.00, which distribution shall be in partial redemption of Seller’s interest in LAC all in accordance with, and as contemplated by, Paragraph 1 of the LAC 3rd Amendment.

1.4         Transfer Taxes.              To the extent that any state in which LAC directly or indirectly holds real property imposes a real estate transfer tax resulting from the transactions contemplated hereby, Purchaser shall be solely responsible for, and shall pay, any and all such transfer taxes on a timely basis. Purchaser shall file all applicable transfer tax returns and forms within 45 days from the date hereof.

1.5         Costs and Expenses.  Purchaser shall pay all costs and expenses incurred by Purchaser in connection with the negotiation, preparation, execution and deliver of this Agreement and the consummation of the transactions contemplated hereby and thereby, including, without limitation, attorneys’, accountants’, brokers’, finders’, and investment banking fees and expenses (collectively, “Expenses”). Seller shall bear all such Expenses incurred by Seller.

ARTICLE SECOND

REPRESENTATIONS AND WARRANTIES

The Seller hereby represents and warrants to Purchaser that:

2.1          Due Organization. The Seller has been duly organized and is validly existing under the laws of the State of New York.

2.2          Due Authorization. The Seller has full power and authority to own and assign the Interest and to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement have been duly and validly approved by all necessary action and no other actions or proceedings on the part of Seller are necessary to authorize this Agreement or the transactions contemplated hereby and thereby. Other than pursuant to the LAC Operating Agreement, no consent, waiver, approval, or authorization of, or filing, registration, or qualification with, or notice to, any governmental instrumentality or any individual, corporation, partnership or other entity not a party to this Agreement (each, a “Person”) is required to be made, obtained, or given by Seller in connection with the execution, delivery, and performance of this Agreement and the transactions contemplated hereby or, if required, such consent or action has been obtained or taken. This Agreement constitutes, and the documents executed pursuant to this Agreement when executed will constitute, legal, valid and binding obligations of Seller enforceable against it in accordance with its terms.

2.3          Conflicts. The execution and delivery of this Agreement, and the performance by Seller under this Agreement, do not and will not conflict with or result in a breach of (with or without the passage of time or notice or both) the terms of any of Seller’s constituent documents, any judgment, order or decree of any governmental authority binding on Seller, and, to Seller’s knowledge, do not breach or violate any applicable law, rule or regulation of any governmental authority. The execution, delivery and performance by Seller under this Agreement will not result in a breach or violation of (with or without the passage of time or notice or both) the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Seller is a party or by which Seller is bound or to which the Interest is subject. The Seller has not granted any rights, options, rights of first refusal, or any other agreements of any kind, which are currently in effect, to purchase or to otherwise acquire the Interest or any part thereof or any interest therein, except for rights under this Agreement or in the LAC Operating Agreement.

2.4          Interest. The Seller holds title to the Interest free and clear of any liens, claims or other encumbrances. The Seller has not, directly or indirectly, sold, conveyed, transferred, given, pledged, mortgaged or otherwise disposed of, encumbered or granted in any manner any right, title or interest in and to the Interest; there are no outstanding warrants, options, rights, agreements (other than the LAC Operating Agreement), calls or other commitments to which Seller (directly or indirectly) is a party relating to or providing for the sale, conveyance, transfer, gift, pledge, mortgage or other disposition, encumbrance or granting of, or permitting any Person to acquire any direct or indirect interest in, the Interest. The Seller has the absolute right, power and capacity, to sell, assign, convey, transfer and deliver the Interest as contemplated by this Agreement, free and clear of any liens, claims or other encumbrances.

2.5          Litigation. To Seller’s knowledge, there is no action, suit or proceeding pending or threatened against the Interest or Seller with respect to which if adversely determined (i) individually or in the aggregate, would have a material adverse affect on Seller, (ii) would restrain or enjoin the consummation of the transactions contemplated by this Agreement, (iii) have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby, (iv) declare unlawful the transactions or events contemplated by this Agreement or (v) cause any of such transactions to be rescinded.

2.6         No Brokers or Other Fees.  Seller has not employed any broker, finder, investment banker or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees or other similar fees in connection with the transactions contemplated by this Agreement.

ARTICLE THIRD

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

3.1          Due Organization. The Purchaser is a limited partnership duly organized and validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business and in good standing in all jurisdictions where such qualification is necessary to carry on its business as now conducted.

3.2          Due Authorization. The Purchaser has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement have been duly and validly approved by all necessary limited partnership action and no other actions or proceedings on the part of Purchaser are necessary to authorize this Agreement or the transactions contemplated hereby and thereby. No consent, waiver, approval, or authorization of, or filing, registration, or qualification with, or notice to, any governmental instrumentality or any Person is required to be made, obtained, or given by Purchaser in connection with the execution, delivery, and performance of this Agreement and the transactions contemplated hereby or, if required, such consent or action has been obtained or taken. This Agreement constitutes, and the documents executed pursuant to this Agreement when executed will constitute, legal, valid and binding obligations of Purchaser enforceable against it in accordance with its terms.

3.3          Conflicts. The execution and delivery of this Agreement, and the performance by Purchaser under this Agreement, do not and will not conflict with or result in a breach of (with or without the passage of time or notice or both) the terms of any of Purchaser’s constituent documents, any judgment, order or decree of any governmental authority binding on Purchaser, and, to Purchaser’s knowledge, do not breach or violate any applicable law, rule or regulation of any governmental authority. The execution, delivery and performance by Purchaser under this Agreement will not result in a breach or violation of (with or without the passage of time or notice or both) the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Purchaser is a party or by which Purchaser is bound.

3.4          Litigation. To Purchaser’s knowledge, there is no action, suit or proceeding pending or threatened against Purchaser with respect to which if adversely determined (i) individually or in the aggregate, would have a material adverse affect on Purchaser, (ii) would restrain or enjoin the consummation of the transactions contemplated by this Agreement, (iii) have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby, (iv) declare unlawful the transactions or events contemplated by this Agreement or (v) cause any of such transactions to be rescinded.

3.5         No Brokers or Other Fees.  Purchaser has not employed any broker, finder, investment banker or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees or other similar fees in connection with the transactions contemplated by this Agreement.

3.6         Investment Representation.        Purchaser (1) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an acquisition of the Interest and it is able to bear the economic risk of a loss of an investment in the Interest and (2) is not acquiring any of the Interest with a view to the distribution of the Interest or any present intention of offering or selling any of the Interest in a transaction that would violate the Securities Act of 1933, as amended, or the securities laws of any state or any other applicable jurisdiction. Purchaser is not relying on Seller (or any agent, representative or affiliate of Seller) with respect to legal, tax, accounting, financial and other economic considerations involved in connection with the transactions contemplated hereby, including an investment in the Interest. Purchaser has carefully considered and has, to the extent it believes such discussion is necessary, discussed with its legal, tax, accounting, financial and other advisors the suitability of its proposed investment in the Interest.

ARTICLE FOURTH

INDEMNIFICATION

4.1          Seller’s Indemnity. The Seller agrees to indemnify, defend and hold Purchaser, its affiliates and LAC harmless of and from any liability, claim, demand, loss, expense or damage (collectively, “Loss”) suffered by Purchaser; (1) arising from any breach or inaccuracy of Seller’s representations and warranties in Article SECOND or (2) arising from Seller’s failure to comply with any of its covenants contained herein.

4.2          Purchaser’s Indemnity. The Purchaser agrees to indemnify, defend and hold Seller and its affiliates harmless of and from any Loss suffered by Seller arising from (i) any breach or inaccuracy of Purchaser’s representations and warranties in Article THIRD or (ii) Purchaser’s failure to comply with any of its covenants contained herein.

4.3          Procedure. The following provisions govern all actions for indemnity under this Article FOURTH and any other provision of this Agreement. Promptly after receipt by an indemnitee of notice of any claim, such indemnitee will, if a claim in respect thereof is to be made against the indemnitor, deliver to the indemnitor written notice thereof and the indemnitor shall have the right to participate in and, if the indemnitor agrees in writing that it will be responsible for any costs, expenses, judgments, damages, and losses incurred by the indemnitee with respect to such claim, to assume the defense thereof, with counsel satisfactory to the indemnitor; provided, however, that an indemnitee shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnitor, if the indemnitee reasonably believes that representation of such indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interests between such indemnitee and any other party represented by such counsel in such proceeding. The failure of indemnitee to deliver written notice to the indemnitor within a reasonable time after indemnitee receives notice of any such claim shall relieve such indemnitor of any liability to the indemnitee under this indemnity only if and to the extent that such failure is prejudicial to its ability to defend such action, and the omission so to deliver written notice to the indemnitor will not relieve it of any liability that it may have to any indemnitee other than under this indemnity. If an indemnitee settles a claim without the before written consent of the indemnitor, then the indemnitor shall be released from liability with respect to such claim unless the indemnitor has unreasonably withheld such consent.

ARTICLE FIFTH

MISCELLANEOUS

5.1          Survival. The representations and warranties contained in this Agreement and the other provisions of this Agreement, shall not survive the consummation of the transactions contemplated hereby and shall not be deemed to be merged into or waived by the instruments of such closing; provided that (1) Sections 2.1-2.5, 3.1-3.4 and 3.6 and the indemnities set forth in Article FOURTH related thereto shall survive the consummation of the transactions contemplated hereby for a period of one year (or, in the event a claim is made by any indemnitee within such one year period, until such claim is resolved, if later), and (2) Article FIFTH, Sections 1.4 and 1.5, the last sentence of Section 1.1 and the indemnities set forth in Article FOURTH related thereto shall survive indefinitely.

5.2          Additional Actions and Documents. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested by the other party in order to fully effectuate the purposes, terms and conditions of this Agreement including, without limitation, execute and file any transfer tax returns or forms.

5.3          Entire Agreement; Amendment. This Agreement, including the other documents referred to herein or furnished pursuant hereto, constitute the entire agreement among the parties hereto with respect to the transactions contemplated herein, and supersede all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein; provided, that nothing in this Section 5.3 shall have any effect on any other agreements. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the party against whom enforcement of the amendment, modification, or discharge is sought.

5.4          Effect of Investigation. Except as otherwise expressly provided herein, any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of any party hereto shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities by, made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by such party.

5.5          Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by facsimile, telegram, telecopy or telex, addressed as follows:

(i)	If to Purchaser:

c/o Lexington Realty Trust

One Penn Plaza, Suite 4015

New York, New York 10119-4015

Attention: Chief Executive Officer

Telephone No.: (212) 692-7200

Fax No.: (212) 594-6600

with a copy to:

Post Heymann & Koffler LLC

Two Jericho Plaza

Wing A, Suite 211

Jericho, New York 11753

Attention: David J. Heymann, Esq.

Telephone No.: (516) 681-3636

Fax No.: (212) 230-7747

(ii)	If to Seller:

The Comptroller of the State of New York,

as Trustee of the Common Retirement Fund

59 Maiden Lane

New York, New York 10038-4502

Attention: Assistant Deputy Controller for Real Estate Investments

Telephone No.: (212) 383-1508

Fax No.: (212) 383-2587

with a copy to:

ING Clarion Partners

230 Park Avenue, 12th Floor

New York, New York 10169

Attention: Frank L. Sullivan

Telephone No.: (212) 883-2503

Fax No.: (212) 883-2803

Notices may be given by counsel to the parties. Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication which shall be hand delivered, sent, mailed, faxed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the confirmation receipt (with respect to a facsimile), or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

5.6          Waivers. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other documents furnished in connection with or pursuant to this Agreement shall impair any such right, power or privilege to be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

5.7          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.8          Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claim or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New York (excluding the choice of law rules thereof) except for actions affecting title to real property, in which case the laws of the State in which the real property is located shall apply.

5.9          Assignment. No party hereto shall assign its rights and/or obligations under this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other parties hereto.

5.10        No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto, and no provision of this Agreement shall be deemed to confer any third party benefit.

5.11        Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

5.12        Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE PROVISIONS OF THIS SECTION 5.12 SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT.

5.13        Public Announcements. Upon execution of this Agreement, no party shall make, or allow any affiliate, agent or representative thereof to make, any public announcements regarding this Agreement or the transactions contemplated hereby or thereby, including, without limitation, any announcement to the financial community or to any governmental authorities, employees, customers, suppliers or the general public, without the prior written approval of the other party as to the content, timing and manner of presentation or publication thereof; provided, however, that each party may make such announcements and such disclosures as such party shall determine are required to be made by applicable law. In the event that any party hereto believes in good faith that any such disclosure is required by applicable law, such party shall nonetheless use its good faith efforts to consult (as to the content, timing and manner of presentation or publication thereof) with the other party a reasonable period of time prior to making such disclosure; provided, however, no party shall be required to consult with any other party in connection with disclosures made pursuant to any applicable freedom of information, sunshine or similar law. Notwithstanding the foregoing, Purchaser or Lexington shall be entitled to (1) file a Current Report on Form 8-K with the Securities and Exchange Commission, substantially in the form attached as Exhibit B hereto, within four business days of the date hereof, (2) publicly disclose the Agreement and the transactions contemplated hereby pursuant to a press release, substantially in the form attached as Exhibit C hereto, and (3) make disclosures regarding the Agreement and the transactions contemplated hereby to the extent necessary to comply with its obligations to file other periodic reports required to be filed to the Securities and Exchange Commission, provided that such other periodic reports do not contain disclosures beyond the disclosures contain in Exhibits B and D hereto.

5.14       Disclaimer of Other Representations and Warranties.          Except as expressly set forth in Article SECOND, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of the Interest or any of LAC’s assets, liabilities, or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations and warranties are hereby expressly disclaimed. Purchaser hereby acknowledges and agrees that, except to the extent specifically set forth in Article SECOND, Purchaser is purchasing the Interest on an “as-is, where-is” basis.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be duly executed on their behalf as of the date first above written.

THE LEXINGTON MASTER LIMITED
PARTNERSHIP, a Delaware limited partnership

By: Lex GP-1 Trust, its general partner

By: /s/ Joseph S. Bonventre

Name: Joseph S. Bonventre

Title: Senior Vice President

THOMAS P. DINAPOLI, COMPTROLLER OF
THE STATE OF NEW YORK, AS TRUSTEE
OF THE COMMON RETIREMENT FUND

By: /s/ Nick Smirensky___________________

Name: Nick Smirensky
Title:	Deputy Comptroller for Pension Investment and Cash Management

Exhibits

Omitted